UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 28, 2009

Date of Report (date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 28, 2009, the Compensation Committee of the Solta Medical’s Board of Directors approved the payment of cash bonuses to employees under Company’s 2009 corporate bonus plan for the first six months of 2009. The purpose of the bonus plan is to reward employees for successful achievement of certain corporate performance goals based on revenue, operating income and product pipeline during fiscal year 2009.

Except for certain of the Company’s employees in manufacturing who are under a monthly bonus plan and the Company’s sales representatives who are under a sales compensation plan, all full-time regular employees, including the executive officers listed in the table below, are eligible to participate in the 2009 corporate bonus plan. Eligible employees must remain employed by the Company at the time awards are paid out on a semi-annual basis under the program in order to receive their awards, if any. The Compensation Committee may modify, amend, revoke or suspend the 2009 corporate bonus plan at any time in its sole discretion.

The Compensation Committee set target bonuses under the 2009 corporate bonus plan applicable to the Company’s executive officers. The target bonus for Stephen J. Fanning, the Company’s president and chief executive officer, is 80% of his base salary; the target bonus for John F. Glenn, the Company’s chief financial officer, and Clint Carnell, the Company’s chief operating officer, is 50% of their respective base salary; and for each other executive officer, the target bonus is 40% of his or her respective base salary.

The specific cash bonus amounts to be paid to the Company’s named executive officers for the first six months of 2009 are as follows:

Cash Payment Amount
Stephen J. Fanning	$74,160
President and Chief Executive Officer
John F. Glenn	$27,295
Chief Financial Officer
Clint Carnell	$30,900
Chief Operating Officer

The Compensation Committee retains the discretion to increase, reduce or eliminate the bonus that otherwise might be payable under the 2009 corporate bonus plan based on actual performance as compared to the Company’s goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: August 3, 2009	By:	/s/ John F. Glenn
John F. Glenn
Chief Financial Officer